EXHIBIT 99.1

Pain Therapeutics Reports Q1 2011 Financial Results

- REMOXY Still On-Track for June 23 PDUFA Date -

- Cash Position Increased to $98.5 Million -

- No Change to Financial Guidance for 2011 -

SAN MATEO, Calif., April 27, 2011 (GLOBE NEWSWIRE) -- Pain Therapeutics, Inc. (Nasdaq:PTIE) today reported financial results for the first quarter of 2011, which ended March 31, 2011.

Quarterly financial highlights included:

  Net increase in cash of $7.3 million.
  Net loss of $0.2 million, or $0.00 per share.
  Strong financial position, with cash and investments of $98.5 million and no debt.

"We are pleased to report another quarter that reflects strong internal fiscal discipline," commented Pete Roddy, Vice President and Chief Financial Officer.

Pain Therapeutics believes that its flagship drug candidate, REMOXY®, can generate meaningful revenue after its commercial launch by Pfizer, Inc. (NYSE:PFE) based on the sheer size of the market, Pfizer's marketing heft and strong presence in pain management, the potential advantages of REMOXY over existing products and the Company's 15-20% royalty on net sales in the U.S.

"We remain deeply committed to combat the ever-growing problem of prescription drug abuse," said Remi Barbier, Chairman, President & CEO. "I think prospects are good that abuse-resistant formulations can become an integral part of a broad set of solutions that address drug abuse."

Additional Highlights:

  No change to REMOXY's Prescription Drug User Fee Act (PDUFA) date of June 23, 2011.
  An advisory committee meeting for REMOXY is not expected at this time.
  No change to financial guidance. Cash requirements in 2011 are still expected to be under $5 million, before giving effect to the approval and commercial launch of REMOXY.
  Results of a Likeability Study with REMOXY will be presented at the American Pain Society Annual Scientific Meeting, or APS, May 19-21 in Austin, Texas.
  Relocation of Company headquarters to Austin, Texas is on track to be completed in 2011.

Q1 2011 Financial Detail

  In January 2011, King Pharmaceuticals, Inc., a wholly owned subsidiary of Pfizer, Inc., paid us a $5.0 million milestone payment in connection with the FDA's acceptance of our Investigational New Drug Application for abuse resistant oxymorphone, the fourth product candidate under our strategic alliance.
  In January 2011, we received $2.1 million in research grants by the U.S. government under the Qualifying Therapeutic Discovery Project Program. These grants are planned to support on-going biomedical research for nervous system disorders and oncology.
  Collaboration revenue was $0.5 million and reflects reimbursement of our development expenses under our strategic alliance with Pfizer.
  Research and development expenses decreased to $2.2 million for Q1 2011 from $3.1 million for Q1 2010. Research and development expenses included $0.7 million and $0.8 million in non-cash stock related compensation costs in Q1 2011 and Q1 2010, respectively.
  General and administrative expenses were $1.5 million for both Q1 2011 and Q1 2010, including $0.6 million in non-cash stock related compensation costs in both Q1 2011 and Q1 2010.
  We received $4.4 million from stock option exercises in Q1 2011.
  As previously announced, we are relocating our principal place of business to Austin, Texas. In 2011, we plan to shift our permanent headquarters and the entire actual direction, control, and coordination of our operations, from California to Texas.

REMOXY

Our lead drug candidate, REMOXY, is a twice daily, long-acting formulation of oral oxycodone for moderate to severe pain requiring continuous, around-the-clock opioid treatment for an extended period of time. We developed this drug candidate to help address the growing problem of non-medical use of prescription opioids. REMOXY is designed to provide steady, around-the-clock pain relief, while resisting common methods of tampering intended to result in the rapid release of oxycodone.

  Pfizer is our exclusive, worldwide commercial partner for REMOXY and three other abuse-resistant prescription pain medications (except in Australia/New Zealand, where we retain commercial rights).
  Upon the commercial launch of REMOXY, we will receive from King a royalty of 20% of net sales in the United States, except as to the first $1.0 billion in cumulative net sales, which royalty is set at 15%. Outside the United States, the royalty rate is 10%.
  In addition, we will receive from King a supplemental royalty fee payment of 6 to 11.5% of net sales, depending on the range of total dollar sales in each year.  This supplemental payment is equal to the full amount of our financial obligations to Durect Corporation (Nasdaq:DRRX), our exclusive supplier of certain excipients in REMOXY.
  To date, we have received total cash payments of $185.0 million in program fees and milestone payments in connection with the development of REMOXY and three other abuse-resistant drug candidates.
  Under the terms of our strategic alliance with Pfizer, we are eligible to receive up to $120.0 million in additional clinical/regulatory milestone payments, including a $15.0 million payment upon FDA approval of REMOXY.
  King's funding obligations include reimbursing all of our development expenses for REMOXY and three other abuse-resistant pain medications that are in various stages of development, including hydrocodone, hydromorphone and oxymorphone.
  Pain Therapeutics retains commercial rights to REMOXY and abuse-resistant drug candidates in Australia/New Zealand. We have not yet announced a market entry strategy for these territories.

About Pain Therapeutics, Inc.

Pain Therapeutics, Inc. is a biopharmaceutical company that develops novel drugs.  In addition to REMOXY, we have three drug candidates in clinical programs, including abuse-resistant formulations of hydromorphone, hydrocodone and oxymorphone. We are also developing a monoclonal antibody to treat metastatic melanoma and are working on a new treatment for patients with hemophilia, a genetic disorder in which patients are unable to stop bleeding.

For more information, please visit www.paintrials.com.

The term "abuse-resistant" as used in this announcement is not intended to designate an indication or a medical claim but rather a general description of agents designed to address the misuse, abuse and diversion of opioids.  The FDA has not approved any of our drug candidates for commercial sale.

REMOXY® is a registered trademark of Pain Therapeutics, Inc.

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Pain Therapeutics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to our cash usage in 2011, the completion of the regulatory review and potential approval of REMOXY, the potential for revenue from REMOXY (including statements relating to the expected market size, marketing capabilities of Pfizer and advantages of REMOXY over existing products), the use and market acceptance of abuse resistant formulations, our spending on our pipeline of drug candidates, funding obligations of our partners, and presentation of results of at future conferences. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing and pursuit of regulatory approval of our drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of our drug candidates, difficulties or delays in commercialization efforts with respect to our products, if any are approved for marketing, or failure of such products to gain market acceptance, the uncertainty of patent protection for our intellectual property or trade secrets, unanticipated additional research and development and other costs, the timing and receipt of funds from King, potential diversion of resources from the pursuit of development and commercialization of drug candidates subject to our strategic alliance with King as a result of the acquisition of King by Pfizer, the potential for abuse resistant pain medications or other competing products or therapies to be developed by competitors and potential competitors or others. For further information regarding these and other risks related to the Company's business, investors should consult the Company's filings with the Securities and Exchange Commission.

- Financial Tables Follow -

PAIN THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)
	Three Months Ended March 31,
	2011	2010
Revenue
Program fee revenue	$ 2,724	$ 2,524
Collaboration revenue	512	725
Total revenue	3,236	3,249
Operating expenses
Research and development	2,178	3,127
General and administrative	1,537	1,486
Total operating expenses	3,715	4,613
Operating loss	(479)	(1,364)
Interest income	272	344
Net loss	$ (207)	$ (1,020)

Net loss per share - basic and diluted	$ (0.00)	$ (0.02)
Weighted-average shares used in computing net loss per share - basic and diluted	43,124	42,410

CONDENSED BALANCE SHEETS
	March 31,	December 31,
	2011	2010(1)
Assets	(Unaudited)
Current assets
Cash, cash equivalents and marketable securities	$ 98,477	$ 91,226
Receivables	1,996	7,114
Other current assets	84	144
Total current assets	100,557	98,484
Non-current assets
Property and equipment, net	232	285
Other assets	437	426
Total assets	$ 101,226	99,195

Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued development expenses	$ 871	$ 1,365
Deferred program fee revenue - current portion	10,897	10,897
Other accrued liabilities	1,593	1,809
Total current liabilities	13,361	14,071
Non-current liabilities
Deferred program fee revenue - non-current portion	49,036	51,760
Other liabilities	432	431
Total liabilities	62,829	66,262
Stockholders' equity
Common stock	44	43
Additional paid-in-capital	167,684	161,957
Accumulated other comprehensive income	468	525
Accumulated deficit	(129,799)	(129,592)
Total stockholders' equity	38,397	32,933
Total liabilities and stockholders' equity	$ 101,226	$ 99,195

(1) Derived from the Company's annual financial statements as of December 31, 2010, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

CONTACT: Judy Ishida
         Administrative Manager
         Pain Therapeutics, Inc.
         IR@paintrials.com
         650-645-1924